UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2022

BIOLIFE SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36362	94-3076866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3303 Monte Villa Parkway,
Bothell, WA 98021
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 402-1400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
BioLife Solutions, Inc. Common Stock	BLFS	NASDAQ Capital Market

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2022, Roderick de Greef, the President and Chief Operating Officer of BioLife Solutions, Inc. (the “Company”), notified the Company of his intent to retire from his positions as President and Chief Operating Officer, effective January 3, 2022. The Board of Directors of the Company (the “Board”) will appoint Mr. de Greef to the Board as a director concurrently with his resignation.

On September 30, 2022, the Company announced that effective January 3, 2022, Geraint Phillips, the current Vice President of Freezer Operations, will be promoted to Senior Vice President, Global Operations of the Company to assume many of the responsibilities currently held by Mr. de Greef. The Company does not immediately expect to appoint a new President or Chief Operating Officer in connection with Mr. de Greef’s retirement.

There are no arrangements or understandings between Mr. Phillips and any other persons pursuant to which Mr. Phillips will be named as an officer. There are also no family relationships between Mr. Phillips and any director, executive officer or person nominated to become a director or executive officer of the Company.

Mr. Phillips will assume the role of Senior Vice President, Global Operations in January 2023. Mr. Phillips has served as Vice President, Freezer Operations of the Company since July 2022. In that role, Mr. Phillips has been responsible for manufacturing, supply chain and engineering activities for all freezer operations. Mr. Phillips joined the Company in May 2021 as Vice President, ULT Freezer Operations upon completion of the Company’s acquisition of Global Cooling Inc. Prior to joining the Company, Mr. Phillips served in a variety of strategic operations leadership roles with companies including PerkinElmer (2007-2016, most recently as Vice President of Global Operations, Environmental Health Division), Humanscale (2016-2019, as Vice President, Global Operations), Brooks Life Sciences (2019-2020, as Senior Director of BioRepository Operations) and most recently, Global Cooling Inc. (2020-2021, as Chief Operations Officer). Mr. Phillips has a Bachelor of Science in Physics from Cardiff University and an MBA from the University of South Wales.

Related to Mr. Phillips’ appointment as Senior Vice President, Global Operations, the Company entered into an amendment to his employment agreement with Mr. Phillips, which will become effective January 3, 2023 (as amended, the “Phillips Employment Agreement”). Mr. Phillips is currently employed at-will, and the Phillips Employment Agreement is not for a definite time period, but rather, will continue until terminated in accordance with its terms. Mr. Phillips will earn a salary of $360,000 per annum upon effectiveness of the amendment. The Phillips Employment Agreement entitles him to participate in all employee benefit programs established by the Company that are applicable to management personnel. In addition, upon termination without “Cause” (other than by reason of death or disability) or resignation for “Good Reason,” Mr. Phillips will receive the following severance payments: (i) his base salary through the date of termination, including unused vacation time and expenses, (ii) a lump sum severance payment equal to 9 months’ salary and (iii) an amount equal to the cost of 9 months' medical insurance premiums at a monthly amount equal to the amount of COBRA coverage in effect as of the termination date, plus a tax gross-up with respect to such premiums. If Mr. Phillip’s employment is terminated within 90 days following a “Change in Control,” Mr. Phillips is entitled to (i) his base salary through the date of termination, including unused vacation time and expenses, (ii) a lump sum severance payment equal to 12 months’ salary, (iii) 100% of any incentive cash and/or stock bonus opportunity for the current year and (iv) an amount equal to the cost of 12 months' medical insurance premiums at a monthly amount equal to the amount of COBRA coverage in effect as of the termination date, plus a tax gross-up with respect to such premiums. The Phillips Employment Agreement contains a covenant not to compete with the Company or solicit the Company's employees, customers or suppliers for a period of 1 year after the date of termination.

The foregoing summaries of the Phillips Employment Agreement is qualified in its entirety by references to the text of the Phillips Employment Agreement, a copy of which will be attached as an exhibit to the Company's Annual Report on Form 10-K for the period ended December 31, 2022.

On October 3, 2022, the Company issued a press release announcing the retirement of Mr. de Greef and promotion of Mr. Phillips. A copy of the Company’s press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1 104	Press Release, dated October 3, 2022. Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioLife Solutions, Inc.

Date: October 6, 2022	By:	/s/ Troy Wichterman
Name: Troy Wichterman Title: Chief Financial Officer